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                                                                    EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT

                                TO THE BYLAWS OF
                              GENIUS PRODUCTS, INC.

         The undersigned, Michael Meader, hereby certifies that he is the duly appointed, qualified, and acting Secretary of Genius Products, Inc., a Delaware corporation (the "Company"), and that on March 18, 2005 the Board of Directors of the Company adopted the following resolutions:

         WHEREAS, the Board deems it advisable and in the best interests of the Company and its stockholders to increase the number of authorized directors on the Board from seven (7) to eight (8); and

         WHERAS, Article VII, Section 7.6 of the Bylaws of the Company permit the Board to amend the Bylaws in the manner currently proposed.

         NOW, THEREFORE, BE IT RESOLVED, that Article II, Section 2.1 of the Bylaws of the Company is hereby amended to read in full as follows:

         "Section 2.1. Number; Qualifications. The Board of Directors shall consist of not less than one nor more than eight members, the number thereof to be determined from time to time by resolution of the Board of Directors. Directors need not be stockholders."

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 18th day of March, 2005.

                                             By: /s/ Michael Meader
                                                 ------------------
                                                 Michael Meader
                                                 Secretary